PROSPECTUS SUPPLEMENT
(To Prospectus dated November 22, 1995)

[BNSF LOGO]                      $175,000,000
                    Burlington Northern Santa Fe Corporation
                    6 7/8% DEBENTURES DUE FEBRUARY 15, 2016
                            ------------------------
                   Interest payable February 15 and August 15
                            ------------------------
THE 6 7/8% DEBENTURES DUE FEBRUARY 15, 2016 (THE "DEBENTURES") WILL NOT BE REDEEMABLE PRIOR TO MATURITY AND WILL NOT BE SUBJECT TO ANY SINKING FUND. THE DEBENTURES WILL BE REPRESENTED BY ONE OR MORE GLOBAL SECURITIES REGISTERED IN
 THE NAME OF THE NOMINEE OF THE DEPOSITORY TRUST COMPANY ("DTC"). BENEFICIAL
  INTERESTS IN THE GLOBAL SECURITIES WILL BE SHOWN ON, AND TRANSFERS THEREOF
       WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY DTC AND ITS PARTICIPANTS. EXCEPT AS DESCRIBED HEREIN, DEBENTURES IN DEFINITIVE FORM
     WILL NOT BE ISSUED. SEE "DESCRIPTION OF DEBENTURES." THE DEBENTURES
    WILL BE ISSUED ONLY IN DENOMINATIONS OF $1,000 AND INTEGRAL MULTIPLES
          THEREOF. THE DEBENTURES WILL TRADE IN DTC'S SAME-DAY FUNDS
        SETTLEMENT SYSTEM UNTIL MATURITY, AND SECONDARY MARKET TRADING
       ACTIVITY FOR THE DEBENTURES WILL THEREFORE SETTLE IN IMMEDIATELY
       AVAILABLE FUNDS. ALL PAYMENTS OF PRINCIPAL AND INTEREST WILL BE
           MADE BY THE COMPANY IN IMMEDIATELY AVAILABLE FUNDS. SEE
            "DESCRIPTION OF DEBENTURES -- SAME-DAY SETTLEMENT AND
                                  PAYMENT."
                           ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
            SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           ------------------------
                      PRICE 99.559% AND ACCRUED INTEREST
                           ------------------------

                                                                UNDERWRITING
                                              PRICE            DISCOUNTS AND       PROCEEDS TO
                                           TO PUBLIC(1)        COMMISSIONS(2)     COMPANY(1)(3)
                                       -------------------- -------------------- ---------------
Per Debenture..........................       99.559%              .875%             98.684%
Total..................................     $174,228,250         $1,531,250       $172,697,000

------------
    (1) Plus accrued interest from February 15, 1996.
    (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
    (3) Before deducting estimated expenses of $125,000 payable by the Company.
                            ------------------------
     The Debentures are offered, subject to prior sale, when, as and if accepted by the Underwriters. It is expected that delivery of the Debentures will be made on or about February 16, 1996 through the book-entry facilities of The Depository Trust Company, against payment therefor in immediately available funds.
                            ------------------------
MORGAN STANLEY & CO.
       Incorporated
                             GOLDMAN, SACHS & CO.

                                                               J.P. MORGAN & CO.

February 13, 1996

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                                        PAGE
                                                                                        ----
Documents Incorporated by Reference...................................................  S-3
The Company...........................................................................  S-4
Recent Developments...................................................................  S-4
Use of Proceeds.......................................................................  S-5
Capitalization........................................................................  S-5
Description of Debentures.............................................................  S-5
Underwriting..........................................................................  S-6
Experts...............................................................................  S-7
                                  PROSPECTUS
Available Information.................................................................    2
Documents Incorporated by Reference...................................................    2
The Company...........................................................................    4
Ratio of Earnings to Fixed Charges....................................................    4
Use of Proceeds.......................................................................    5
Description of Debt Securities........................................................    5
Plan of Distribution..................................................................   12
Validity of Securities................................................................   13
Experts...............................................................................   13

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed by Burlington Northern Santa Fe Corporation ("BNSF" or the "Company") under the Securities Exchange Act of 1934 (the "Exchange Act") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference: (1) Quarterly Report on Form 10-Q for quarter ended September 30, 1995; and (2) Current Reports on Form 8-K dated September 22, 1995 (and Form 8-K/A, Amendment No. 1 with respect thereto), November 21, 1995, November 30, 1995 and February 13, 1996.

     The following documents previously filed by Burlington Northern Inc. ("BNI") under the Exchange Act with the Commission are incorporated herein by reference: (1) Annual Report on Form 10-K for the year ended December 31, 1994;
(2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995; and (3) the Current Reports on Form 8-K dated January 19, 1995, January 24, 1995 (and Form 8-K/A with respect thereto), and September 22, 1995.

     The following documents previously filed by Santa Fe Pacific Corporation ("SFP") under the Exchange Act with the Commission are incorporated herein by reference: (1) Annual Report on Form 10-K for the year ended December 31, 1994 (and Form 10-K/A with respect thereto); (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; and (3) the Current Reports on Form 8-K dated January 18, 1995, January 24, 1995, February 21, 1995, March 17, 1995, April 19, 1995, May 31, 1995 and September 22, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

     The Company will provide without charge to each person to whom this Prospectus Supplement has been delivered a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Burlington Northern Santa Fe Corporation, 1700 East Golf Road, Schaumburg, Illinois 60173-5860, Attention: Corporate Secretary, telephone number (847) 995-6185.

     Unless otherwise indicated, currency amounts in the Prospectus and any Prospectus Supplement are stated in United States dollars ("$" or "dollars").

                                  THE COMPANY

     On September 22, 1995, BNI and SFP consummated a business combination (the "Merger") pursuant to which each became a direct or indirect wholly owned subsidiary of the Company. As a result of the Merger, the Company through its subsidiaries operates the largest railroad network in the United States, with approximately 31,000 route miles reaching across 27 states and two Canadian provinces as of December 31, 1995.

     The Company serves all major ports in the western United States, certain Mexican and Canadian gateways and Gulf ports, important gateways to the eastern United States and most major cities in the Pacific Northwest and in the midwestern and southwestern United States. In addition to direct single line service, the Company has interline rail carrier relationships and voluntary coordination agreements, trackage agreements, haulage agreements and cooperative service agreements with other railroads. Through such agreements, the Company has extended its service into the Northeast and Southeast regions of the United States.

     The Company derives a substantial portion of its revenues from the transportation of coal, agricultural commodities and intermodal transportation. Other significant aspects of the Company's rail business include the transportation of forest products, chemicals and plastics, consumer products, minerals, petroleum, iron and steel, vehicles and machinery, and aluminum, nonferrous metals and ores.

                              RECENT DEVELOPMENTS

     The Company reported a net loss of $166 million or $1.19 per common share (fully diluted) for the fourth quarter of 1995, compared to net income of $142 million or $1.46 per common share (fully diluted) for 1994. The fourth quarter of 1995 included a $587 million pre-tax ($363 million after-tax) merger, severance and asset charge. The charge covers (i) the reduction of over 1,000 salaried positions, most of which have already been eliminated; (ii) about 1,600 union positions to be eliminated over the next several years; (iii) the planned disposition of about 4,000 miles of branch lines; and (iv) the planned disposition of excess office space and other facilities and operations. The majority of the cost of these plans are included in the fourth quarter charge; however, a portion was reserved as part of the Merger through purchase accounting. In addition, during the fourth quarter of 1995, BNI defeased approximately $155 million of its debt, which will be retired in April 1996. This resulted in an after-tax extraordinary charge of $6 million, principally reflecting the call premium on the debt. Revenues and operating expenses (excluding the merger, severance and asset charge discussed above) for the fourth quarter of 1995 increased to $2.09 billion and $1.68 billion, from $1.34 billion and $1.08 billion, respectively, for the same period in 1994. Fourth quarter results for 1995 included SFP for the full period, as a result of the September 22, 1995 Merger. Results for 1994 included only BNI.

     For the year ended December 31, 1995, the Company reported net income of $92 million or $0.67 per common share (fully diluted) compared to net income of $416 million or $4.27 per common share (fully diluted) in 1994. Results for 1995 included merger, severance and asset charges of $735 million ($453 million after-tax). The company also changed its accounting for locomotive overhaul costs retroactive to the first quarter of 1995. The after-tax cumulative effect of the change for years prior to 1995 was $100 million while the current year impact resulted in a $40 million reduction in operating income ($25 million after-tax). Revenues and operating expenses (excluding the merger, severance and asset charges discussed above) for 1995 increased to $6.18 billion and $4.92 billion, from $5.0 billion and $4.14 billion, respectively, for 1994.

     The Company's ratio of earnings to fixed charges for the year ended December 31, 1995, was 1.85. Excluding the merger, severance and asset charges discussed above, the ratio of earnings to fixed charges was 3.91. The pro forma ratio of earnings to fixed charges for the year ended December 31, 1995, was
2.87 (the "Pro Forma Ratio"). The Pro Forma Ratio reflects the Merger as if it had occurred on January 1, 1995, and includes $230 million of the merger, severance and asset charge discussed above which was not directly attributable to the Merger. Excluding the $230 million, the Pro Forma Ratio would have been
3.33. The Pro Forma ratio is not necessarily indicative of the results that might have occurred had the Merger actually taken place on January 1, 1995, and should be considered in conjunction with the Company's Current Report on Form 8-K dated September 22, 1995 (and Form 8-K/A, Amendment No. 1 with respect thereto). Additionally, the above ratios should be considered in conjunction with the Company's Current Report on Form 8-K dated February 13, 1996.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Debentures offered hereby will be used for general corporate purposes, including but not limited to the repayment of commercial paper and short term bank loans having an average interest rate of approximately 6% (incurred to refinance the subsidiary debt that was used to finance the purchase of SFP common stock pursuant to the Merger).

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of December 31, 1995, and as adjusted to give effect to the issuance of the Debentures offered hereby.

                                                                       ACTUAL     AS ADJUSTED
                                                                       ------     -----------
                                                                            (UNAUDITED)
                                                                           (IN MILLIONS)
    Total Debt:
      Equipment Obligations(1).......................................     855          855
      Notes and Debentures...........................................   1,727        1,727
      Commercial Paper and Bank Loans................................   1,070          895
      Mortgages......................................................     528          528
      Debentures offered hereby......................................      --          175
      Other Obligations..............................................      53           53
              Total Debt.............................................   4,233        4,233
    Shareholders' Equity:
              Total Shareholders' Equity.............................   5,037        5,037
    Total Capitalization.............................................   9,270        9,270

---------------
(1) Includes capital lease obligations. On February 2, 1996, the Company entered into a capital lease, which resulted in approximately $24 million of additional equipment obligations. This transaction is expected to close February 22, 1996 and is not reflected in the "As Adjusted" column.

                           DESCRIPTION OF DEBENTURES

     The following description of the particular terms of the Debentures supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. Whenever a defined term is referred to and not herein defined, the definition thereof is contained in the accompanying Prospectus or in the Indenture referred to therein.

GENERAL

     The Debentures are each to be issued under an Indenture, dated as of December 1, 1995 (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee, which Indenture is more fully described under the heading "Description of Debt Securities" in the accompanying Prospectus. The Debentures will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of the Company.

     The Debentures will bear interest at 6 7/8% per annum and will mature on February 15, 2016.

     The Debentures will bear interest from February 15, 1996 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually in arrears on February 15 and August 15 of each year, commencing August 15, 1996, to the persons in whose names the Debentures are registered at the close of business on the immediately preceding February 1 and August 1, respectively, whether or not such day is a Business Day.

BOOK-ENTRY SYSTEM

     Upon issuance, the Debentures will each be represented by one or more Global Securities deposited with, or on behalf of, the Depository Trust Company, New York, New York, which will act as Depositary with respect to the Debentures. The Global Securities representing the Debentures will be registered in the name of a nominee of the Depositary. Except under the circumstances described in the accompanying Prospectus under "Description of Debt Securities-Global Securities," the Debentures will not be issuable in definitive form. So long as the Debentures are represented by one or more Global Securities, the Depositary's nominee will be considered the sole owner or holder of the Debentures for all purposes under the Indenture, and the beneficial owners of the Debentures will be entitled only to those rights and benefits afforded to them in accordance with the Depositary's regular operating procedures. See "Description of Debt Securities -- Global Securities" in the Prospectus.

     The Depositary has advised the Company and the Underwriters as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to other entities, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     A further description of the Depositary's procedures with respect to Global Securities is set forth in the accompanying Prospectus under "Description of Debt Securities -- Global Securities." The Depositary has confirmed to the Company, the Underwriters and the Trustee that it intends to follow such procedures with respect to the Debentures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Debentures will be made by the Underwriters in immediately available funds. So long as the Debentures are represented by one or more Global Securities, all payments of principal and interest will be made by the Company in immediately available funds and they will trade in the Depositary's Same-Day Funds Settlement System. Secondary market trading activity in the Debentures will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement and the Pricing Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Morgan Stanley & Co. Incorporated is acting as representative, has severally agreed to purchase, the principal amount of the Debentures set forth opposite its name below:

                                 UNDERWRITERS                                 DEBENTURES
    -----------------------------------------------------------------------  ------------
    Morgan Stanley & Co. Incorporated......................................  $ 54,166,668
    Goldman, Sachs & Co. ..................................................    54,166,666
    J.P. Morgan Securities Inc. ...........................................    54,166,666
    Chemical Securities Inc. ..............................................     7,500,000
    ABN AMRO Securities (USA), Inc. .......................................     5,000,000
                                                                             ------------
              Total........................................................  $175,000,000
                                                                             ============

     Under the terms and conditions of the Underwriting Agreement and the Pricing Agreement, the Underwriters are committed to take and pay for all of the Debentures, if any are taken.

     The Underwriters propose to offer the Debentures in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession of .50% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession not to exceed
 .25% of the principal amount of the Debentures to certain brokers and dealers. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Debentures are a new series of securities with no established trading market. The Company has been advised by the Underwriters that such Underwriters intend to make a market in the Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

     Settlement for the Debentures will be made in immediately available funds and all secondary trading in the Debentures will settle in immediately available funds. See "Description of and Debentures -- Same-Day Settlement and Payment."

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     In the ordinary course of their respective businesses, each of the Underwriters and certain of their respective affiliates have individually engaged, and may in the future engage, in investment banking and commercial banking transactions with the Company and its affiliates.

                                    EXPERTS

     The consolidated financial statements of BNI incorporated in this Prospectus Supplement by reference to BNI's Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of SFP incorporated in this Prospectus Supplement by reference to SFP's Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 [BNSF LOGO]

                    BURLINGTON NORTHERN SANTA FE CORPORATION

                                DEBT SECURITIES

                             ---------------------

     Burlington Northern Santa Fe Corporation ("BNSF" or the "Company") may from time to time offer debt securities consisting of bonds, debentures, notes, or other evidences of indebtedness in one or more series at an aggregate initial offering price not to exceed $1,000,000,000 or its equivalent in any other currency or composite currency ("Debt Securities"). The Debt Securities may be offered as separate series in amounts, at prices, and on terms to be determined at the time of sale. The accompanying Prospectus Supplement sets forth with regard to the series of Debt Securities in respect of which this Prospectus is being delivered the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in a composite currency), maturity, rate, if any (which may be fixed or variable), and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any listing on a securities exchange, and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities.

     The Company may sell Debt Securities to or through one or more underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" for possible indemnification arrangements for underwriters, agents, and their controlling persons.

     This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.

                             ---------------------

               The date of this Prospectus is November 22, 1995.

                             AVAILABLE INFORMATION

     The Company and Burlington Northern Inc. ("BNI") are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"); Santa Fe Pacific Corporation ("SFP") was subject to the informational requirements of the Exchange Act prior to November 13, 1995. Reports, proxy and information statements and other information filed with the Commission can be inspected and copied during normal business hours at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at its regional offices at 7 World Trade Center, Thirteenth Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy and information statements, and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange Incorporated, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

     This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company (File No. 33-64209) with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Debt Securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed by the Company under the Exchange Act with the Commission are incorporated herein by reference: (1) Quarterly Report on Form 10-Q for quarter ended September 30, 1995; and (2) Current Report on Form 8-K dated September 22, 1995 (and Form 8-K/A, Amendment No. 1 with respect thereto).

     The following documents previously filed by BNI under the Exchange Act with the Commission are incorporated herein by reference: (1) Annual Report on Form 10-K for the year ended December 31, 1994; (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995; and (3) the Current Reports on Form 8-K dated January 19, 1995, January 24, 1995 (and Form 8-K/A with respect thereto), and September 22, 1995.

     The following documents previously filed by SFP under the Exchange Act with the Commission are incorporated herein by reference: (1) Annual Report on Form 10-K for the year ended December 31, 1994 (and Form 10-K/A with respect thereto); (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; and (3) the Current Reports on Form 8-K dated January 18, 1995, January 24, 1995, February 21, 1995, March 17, 1995, April 19, 1995,
May 31, 1995, and September 22, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus has been delivered a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Burlington Northern Santa Fe Corporation, 3800 Continental Plaza, 777 Main Street, Fort Worth, Texas 76102, Attention: Corporate Secretary, telephone number (817) 333-2000.

     Unless otherwise indicated, currency amounts in the Prospectus and any Prospectus Supplement are stated in United States dollars ("$" or "dollars").

                                  THE COMPANY

     The Company is engaged primarily in railroad transportation through its two principal indirect subsidiaries, Burlington Northern Railroad Company ("BNRR") and The Atchison, Topeka and Santa Fe Railway Company ("ATSF"). Both railroads are major Class I carriers. Through those subsidiaries, the Company operates the largest railroad network in the United States, with approximately 31,000 route miles reaching across 27 states and two Canadian provinces as of December 31, 1994.

     The Company serves all major ports in the western United States, certain Mexican and Canadian gateways and Gulf ports, important gateways to the eastern United States and most major cities in the Pacific Northwest and in the midwestern and southwestern United States. The principal cities served by the Company's rail subsidiaries include Albuquerque, Billings, Birmingham, Cheyenne, Chicago, Denver, Des Moines, Duluth/Superior, Fargo/Moorhead, Fort Worth/Dallas, Galveston, Houston, Kansas City, Los Angeles, Lincoln, Memphis, Mobile, Omaha, Pensacola, Phoenix, Portland, St. Louis, St. Paul/Minneapolis, the San Francisco Bay area, Seattle, Spokane, Springfield (Missouri), Tacoma, Tulsa, Wichita, Vancouver (British Columbia), Winnipeg (Manitoba) and the United States/Mexico crossings of El Paso and San Diego.

     In addition to direct single line service, the Company has interline rail carrier relationships and voluntary coordination agreements, trackage agreements, haulage agreements and cooperative service agreements with other railroads. Through such agreements, the Company has extended its service into the Northeast and Southeast regions of the United States.

     The Company derives a substantial portion of its revenues from the transportation of coal, agricultural commodities and intermodal transportation. Other significant aspects of the Company's rail business include the transportation of forest products, chemicals and plastics, consumer products, minerals, petroleum, iron and steel, vehicles and machinery, and aluminum, nonferrous metals and ores.

     On September 22, 1995, BNI and SFP consummated a business combination (the "Merger") pursuant to which each became a direct or indirect wholly owned subsidiary of the Company. The Company was incorporated in the State of Delaware on December 16, 1994 for the purpose of effecting the Merger. The Current Report on Form 8-K, as amended (Date of earliest event reported: September 22, 1995) and incorporated herein by reference, contains pro forma financial information about the Company.

     The Company's principal executive offices are located at 3800 Continental Plaza, 777 Main Street, Fort Worth, Texas 76102, telephone number (817) 333-2000.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for each of the five years ended December 31, 1994, and for the nine month periods ended September 30, 1995 and 1994. The ratios reflect the historical results for BNI only in all periods reported, except for the nine months ended September 30, 1995 which includes SFP results from September 22, 1995 through September 30, 1995.

                                           NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                         ---------------     --------------------------------------------
                                         1995      1994      1994      1993      1992      1991     1990
                                         -----     -----     -----     -----     -----     ----     -----
Earnings to Fixed Charges(1)...........  3.57x     3.36x     3.70x     3.19x     2.58x     (2)      2.01x

---------------
(1) For purposes of this ratio, earnings are calculated by adding fixed charges (excluding capitalized interest) to income (loss) from continuing operations. Fixed charges consist of interest on indebtedness (including amortization of debt discount and premium) and the portion of rental expense under long term operating leases representative of an interest factor.

(2) The ratio of earnings to fixed charges, before the 1991 special charge of $708 million, was 1.65x. Additional earnings of $490 million for the year ended December 31, 1991 would have been necessary to cover fixed charges.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including working capital, capital expenditures and debt repayment.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Debt Securities may be issued from time to time in one or more series. The particular terms of each series, or of Debt Securities forming a part of a series, which are offered by a Prospectus Supplement will be described in such Prospectus Supplement.

     The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference to all the provisions of the Indenture, including the definitions therein of certain terms, and, with respect to any particular Debt Securities, to the description of the terms thereof included in the Prospectus Supplement relating thereto. Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

     The Company is a holding company, conducting its operations through its operating subsidiaries. Accordingly, the Company's ability to service the Debt Securities is dependent, in part, on its ability to obtain dividends or loans from such operating subsidiaries which may be subject to contractual restrictions. In addition, the rights of the Company and the rights of its creditors, including holders of the Debt Securities, to participate in any distribution of the assets of a subsidiary upon the liquidation or recapitalization of such subsidiary will be subject to the prior claims of the subsidiary's creditors except to the extent the Company itself may be a creditor with recognized claims against the subsidiary.

     The covenants in the Indenture would not necessarily afford the holders of the Debt Securities protection in the event of a decline in the Company's credit quality resulting from highly leveraged or other transactions involving the Company.

GENERAL

     The Indenture provides that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. The Company may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) The Debt Securities are to have such terms and provisions which are not inconsistent with the Indenture, including as to maturity, principal and interest, as the Company may determine. Except as provided in Section 1008, the Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

     The applicable Prospectus Supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities: (1) the title of such Debt Securities;
(2) any limit on the aggregate principal amount of such Debt Securities of series of which they are a part; (3) the date or dates on which the principal of any of such Debt Securities will be payable or the method by which such date or dates will be determined or extended; (4) the rate or rates at which any of such Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date, or the method by which such date or dates shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months; (5) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable; (6) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (7) the obligation, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (8) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (9) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (10) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any of such Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time); (11) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined); (12) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof or the method by which such portion shall be determined; (13) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (14) any variation from the application of the provisions of the Indenture described under "Defeasance and Covenant Defeasance -- Defeasance and Discharge" or "Defeasance and Covenant Defeasance -- Defeasance of Certain Covenants", or under both such captions; (15) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legend referred to under "Form, Exchange and Transfer -- Global Securities" and, if different from those described under such caption, any circumstances under which any such Global Security may be exchanged in whole or in part for Debt Securities registered, and any transfer of such Global Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee; (16) whether any of such Debt Securities will be subject to certain optional interest rate reset provisions; (17) whether any of such Debt Securities will be subject to certain optional extension of maturity provisions;
(18) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Debt Securities due and payable; (19) any addition to or change in the covenants in the Indenture applicable to any of such Debt Securities; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 301)

     Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States income tax considerations (if any) applicable to Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement.

FORM, EXCHANGE AND TRANSFER

     The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable Prospectus Supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

     At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

     Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. (Section 305) The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain an office or agency in each Place of Payment for the Debt Securities of each series. (Section 1002)

     If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

GLOBAL SECURITIES

     Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

     Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305)

     As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

     Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through such participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     Secondary trading in notes and debentures of corporate issuers may be settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Security, in some cases, may trade in the Depositary's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement or purchases of beneficial interests in a Global Security upon the original issuance thereof may be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in the City of New York or in Chicago, Illinois will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section
1002)

     Any money paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Company at the Company's request. (Section
1003)

NEGATIVE PLEDGE

     In the Indenture, the Company covenants that it will not, and it will not permit any subsidiary to, create, assume, incur or suffer to exist any Lien upon any stock of BNI, SFP, BNRR and ATSF (each a "Restricted Subsidiary") to secure any obligation (other than the Debt Securities) of the Company, any Subsidiary or other Person, unless all of the Outstanding Securities are directly secured equally and ratably with such obligation. (Section 1008) The Indenture defines the term Restricted Subsidiary to include any successor or assign thereof, whether by merger or otherwise.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person (a "successor Person"), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, unless (i) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture and (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing. (Section 801)

EVENTS OF DEFAULT

     Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Security of that series; (d) failure to perform or breach of any other covenant or warranty of the Company in the Indenture with respect to Debt Securities of that series (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities of that series, as provided in the Indenture; and (e) certain events in bankruptcy, insolvency or reorganization.

     If an Event of Default (other than an Event of Default described in clause
(d) above that is applicable to all Outstanding Securities) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (d) above that is applicable to all Outstanding Securities shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of all the Debt Securities then Outstanding (treated as one class) by notice as provided in the Indenture may declare the principal amount (or, if any Debt Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities then Outstanding to be due and payable immediately. After any acceleration of a series, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver".

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and
(iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

     The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (g) reduce the percentage in principal amount of Outstanding Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or (h) make certain modifications to such provisions with respect to modification and waiver. (Section 902)

     The Holders of a majority in principal amount of the Outstanding Securities of any series may waive any past default or compliance with certain restrictive provisions under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture, which cannot be amended without the consent of the Holder of each Outstanding Security of such series affected. (Sections 513 and 1009)

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be Outstanding. (Section 101)

     Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Company (or the Trustee, if it set the record date) and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise provided in the applicable Prospectus Supplement, the provisions of Section 1402, relating to defeasance and discharge of indebtedness, or Section 1403, relating to defeasance of certain restrictive covenants in the Indenture, shall apply to the Debt Securities of any series or to any specified part of a series. (Section 1401)

     Defeasance and Discharge. Section 1402 of the Indenture provides that the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust and in respect of the Trustee) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1402 and 1404)

     Defeasance of Certain Covenants. Section 1403 of the Indenture provides that the Company may omit to comply with certain restrictive covenants, including those described under "Certain Covenants" and any that may be described in the applicable Prospectus Supplement, the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Debt Securities and such Debt Securities were declared due and

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

payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but might not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Section 1403 and 1404)

NOTICES

     Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106)

TITLE

     The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 309)

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112)

REGARDING THE TRUSTEE

     The First National Bank of Chicago has lending and other customary banking relationships with the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities (i) through an underwriter or underwriters, (ii) through dealers, (iii) through agents, (iv) directly to purchasers, including affiliates of the Company, or (v) through a combination of any such methods of sale. The applicable Prospectus Supplement will set forth the terms of the offerings of any Debt Securities, including the method of distribution, the name or names of any underwriters, dealers or agents, any managing underwriter or underwriters, the purchase price of the Debt Securities and the proceeds to the Company from the sale, any underwriting discounts, agency fees and other items constituting underwriters' compensation and any discounts and concessions allowed, reallowed or paid to dealers or agents. Any initial public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The expected time of delivery of the Debt Securities in respect of which this Prospectus is delivered will be set forth in the applicable Prospectus Supplement.

     If underwriters are used in the sale of the Debt Securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Debt Securities will be obligated to purchase all such Debt Securities if any are purchased. In connection with the sale of Debt Securities underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Underwriters, agents or dealers participating in the distribution of Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Debt Securities may be sold in one or more transactions either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company may also offer and sell the Debt Securities in exchange for one or more of its outstanding issues of debt or convertible debt securities or in the satisfaction of indebtedness.

     Underwriters, agents or dealers who participate in the distribution of Debt Securities may be entitled, under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments that such underwriters, dealers or agents or any of their controlling persons may be required to make in respect thereof. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for the Company or subsidiaries of the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the Prospectus Supplement. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement. The Prospectus Supplement will also set forth the commission payable for solicitation of such contracts.

     Offers to purchase Debt Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto. Except as set forth in the applicable Prospectus Supplement, no director, officer or employee of the Company will solicit or receive a commission in connection with direct sales by the Company of the Debt Securities, although such persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

                             VALIDITY OF SECURITIES

     The validity of the Debt Securities being offered hereby will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois, and for the underwriters, dealers, or agents, if any, by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements of BNI incorporated in this Prospectus by reference to BNI's Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of SFP incorporated in this Prospectus by reference to SFP's Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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